Exhibit 99.1
Richard B. Hare
Carmike Cinemas, Inc.
Compensation Package
Effective March 27, 2006

2006 Base Salary:	$275,000

2006 Potential Cash Bonus:	$137,500 (subject to pro-rata adjustment and the achievement of performance goals to be determined by the Compensation and Nominating Committee)

Equity Compensation:
Restricted Shares of Common Stock. The Compensation and Nominating Committee will grant an aggregate of 7,500 shares of restricted stock pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan.

Grant Date. March 27, 2006

Vesting. 2,500 shares of restricted stock will vest on March 27, 2007 if Mr. Hare remains an employee of Carmike on such date. 2,500 shares of restricted stock will vest on March 27, 2008 if Mr. Hare remains an employee of Carmike on such date. 2,500 shares of restricted stock will vest on March 27, 2009 if Mr. Hare remains an employee of Carmike on such date.